Exhibit 99.1
FOR IMMEDIATE RELEASE
WellTek Expands Into the Virtual Event Market
ORLANDO, Fl – December 1, 2010 – WellTek, Inc. (OTCBB:WTKN), a global health, fitness and wellness company, announced today that it plans to expand into the virtual event market, specializing in the healthcare and wellness niche, by launching a new wholly-owned company, WellTek Events, Inc. This next-generation virtual event platform will serve as the foundation in allowing WellTek and other brands to actively reach, engage and influence health and wellness conscious consumers with new and existing brand assets, technologies, products and services.
According to the Virtual Conference and Trade Show Market Study 2010-2015, the worldwide virtual conference and trade show market is forecasted to grow at a compound annual growth rate (CAGR) of 56% between the period of 2010 and 2015 and to generate $18.6 billion in revenues over the period 2010 – 2015. While the virtual event market is still in its infancy, WellTek intends to launch into the virtual event business.
WellTek Events is looking to become the industry leader in producing and delivering powerful virtual events for the healthcare and wellness market—linking exhibitors, attendees, and thought leaders together in a fully immersive and engaging virtual environment.
Without the costs, hassles and time involved in a physical event, participants navigate through the 3D game-like world booth by booth via an avatar. Advances in technology allow exhibitors to actively reach, engage and influence a highly targeted global audience, create and customize virtual booths, communicate with prospects via video conferencing and live chat, convert leads to customers in real-time with the Ecommerce platform, generate reports and analytics to tract ROI and many more features that ultimately turn prospects into buyers and customers into raving fans.
The integration of virtual events, social networking and social gaming permits attendees to overcome the challenges facing the traditional trade show market, as well as take advantage of the benefits of social media: staying in constant contact, sharing opinions, recommendations and links, getting answers right away and feeling connected to the information they care most about—all while being entertained.
Randy Lubinsky, Chairman and CEO of WellTek, stated “With over 40 years experience in the medical industry and interacting with physicians, we believe we can leverage our expertise to establish WellTek Events as the premiere company for virtual medical conferences and wellness events.”

In an effort to focus time and capital on WellTek Events, the company has decided to rescind the acquisition of its 51% interest in WellCity, Inc. As part of the rescission, 14,500,000 shares of WellTek common stock will be returned to WellTek and the financial position of both companies will return to that prior to the May 1, 2010 acquisition.
In addition, WellTek has also effectuated a 50 to 1 reverse split as of December 2, 2010 in order to facilitate raising additional growth capital.
About WellTek Incorporated
WellTek is a global health, fitness and wellness company that provides proven solutions to help address some of the world’s most pressing and costly health and wellness challenges. The Company owns and operates WellTek Events, Inc., a fully engaging virtual event platform specializing in the healthcare and wellness market. The Company’s subsidiary, MedX Limited, manufactures, markets and distributes the most advanced medical exercise equipment to the medical and fitness markets. Through its wholly owned subsidiary Pure HealthyBack, Inc., WellTek is redefining healthcare delivery by providing health plans, self-insured employer groups, and consumers with a viable non-surgical, lower cost treatment for patients who are seeking lasting relief from chronic neck and back pain. For more information on the Company, please visit www.WellTekinc.com.
Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company’s Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company’s ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable future debt facilities and capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.